Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

ATLANTIC OPERATING, LLC

Atlantic Operating, LLC, a limited liability company duly organized and existing under and by virtue of the Delaware Limited Liability Company Act (the “Company”), DOES HEREBY CERTIFY:

1.	The name of the Company is Atlantic Operating, LLC.

2.	Article I of the Company’s Certificate of Formation is hereby amended in its entirety as follows:

ARTICLE I

The name of the limited liability company is Atlantic Energy Holdings, LLC.

3.	This Certificate of Amendment becomes effective when filed by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 9th day of November 2012:

/s/ R.A. Jennings
R.A. Jennings
Authorized Person